CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



We hereby consent to the use in this Post-Effective Amendment No. 56 to the Registration Statement No. 333-05593 on Form N-4 of our report dated April 19, 2010 relating to the financial statements of each of the portfolios of Separate Account No. 49 and No. 45 of AXA Equitable Life Insurance Company for the year ended December 31, 2009, and of our report dated March 10, 2010 relating to the consolidated financial statements of AXA Equitable Life Insurance Company for the year ended December 31, 2009. We also consent to the reference to us under the heading "Custodian and Independent Registered Public Accounting Firm" in the Statements of Additional Information.



/s/PricewaterhouseCoopers LLP
New York, New York
April 22, 2010